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                                                                  EXHIBIT 10.59

[FLEET LOGO]                                                          Fleet Bank


February 3,1997


Mr. Ron Zwanziger
CEO
Selfcare, Inc.
200 Prospect Street
Waltham, MA 02154


Dear Ron:

On behalf of Fleet National Bank ("Fleet"), I am pleased to advise you that, on the terms and conditions set forth or referred to in the Revised Summary of Proposed Terms and Conditions attached hereto (the "Term Sheet"), which Term Sheet forms a part of this letter and is incorporated herein by reference, Fleet is willing to provide to Selfcare Acquisition Corp. (the "Borrower") credit facilities in the aggregate principal amount of $35,000,000, a portion which will be used to `bridge' the subordinated debt financing, and the balance to provide, acquisition and working capital financing.

Fleet will not be obligated to enter into or extend any credit under the credit facilities unless and until all of the conditions set forth, referred to, or incorporated herein have been satisfied, or in the event there is a material adverse change in the Borrower, its business, financial condition, assets or prospects. Borrower represents and covenants that (a) all information (other than any projections) concerning the Borrower and the transactions contemplated by this letter made available to us is or will be complete and correct in all material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading and (b) any projections made available to Fleet by the Borrower have been and will be prepared in good faith based upon reasonable assumptions. The credit facilities will be made available pursuant to loan and related agreements and documents (collectively, the "Documentation") in form and substance satisfactory to Fleet and its counsel, which Documentation will reflect the terms and conditions set forth, referred to or incorporated herein and such additional representations, warranties, covenants and other terms and provisions as, in the opinion of Fleet, are appropriate in transactions of this type. Fleet shall be entitled to compensation as provided in the Term Sheet.

Neither the contents nor the existence of this letter may be disclosed to any third party verbally or in writing by Borrower or by Selfcare, Inc. (except to their legal counsel, financial advisors, American Home Products Corporation, or by Selcare, Inc. in connection with its public reporting, including as part of any registration statement which


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Selfcare may file with the SEC for the purpose of reviewing the same). Fleet will not be responsible or liable to any person for any damages which may be alleged as a result of the transactions contemplated hereby. In addition to any fees referred to in the Term Sheet, we will require that you reimburse Fleet for reasonable expenses (including, but not limited to, legal expenses) which may occur in this transaction, whether or not it is actually consummated. You agree to indemnify and hold us and our shareholders, directors, agents, officers, and affiliates harmless from and against any and all damages, losses, obligations, liabilities, claims, actions, costs and expenses incurred, suffered or required to be paid by any such indemnified party by reason of or resulting from the transaction contemplated herebyand reimburse upon demand any such expenses.

The commitment represented by this letter will terminate at 5:00 p.m. on February 8, 1997, unless Fleet has received prior to that time written acceptance of such commitment. If this letter is accepted before its expiration, such commitment will nonetheless terminate on March 31, 1997,other than the provisions of the prior paragraph, unless definitive Documentation, satisfactory in form and substance to Fleet, shall have been entered into and the initial loan or other extension of credit thereunder shall have occurred on or prior to such time.

This letter shall not be assignable by the Borrower and may not be amended, waived or modified except by an instrument in writing signed by the Borrower and Fleet. this letter is intended to be solely for the benefit of the parties hereto and is not intended to confer and benefits upon, or create and rights in favor of, any person other than the parties hereto, and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.


If you are in agreement with the foregoing, please sign this letter where indicated below and return to Fleet. Upon receipt of such, the undertakings of Selfcare Acquisition Corp. and Fleet hereunder shall become effective to the extent and manner provided herein.

We welcome the opportunity to assist you in connection with this financing and look forward to working with you in the development of a mutually beneficial relationship.

Sincerely,


\s\A. Katie Sluder
A. Katie Sluder
Vice President

The foregoing is hereby accepted and agreed on this      3rd    day of February,
1997.                                              -------------


By: \s\Kenneth D. Legg
    ------------------------------
       Kenneth D. Legg
       Vice President and Corporate Secretary




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                            SELFCARE ACQUISITION CORP
                Revised Summary of Proposed Terms and Conditions
                                February 3, 1997

--------------------------------------------------------------------------------
The proposed terms and conditions summarized herein are subject to satisfactory review of documentation and such other terms and conditions as are determined by Fleet. This Revised Summary of Proposed Terms and Conditions supersedes the earlier Summary of Proposed Terms and Conditions also dated February 3,1997.
--------------------------------------------------------------------------------



BORROWER:            Selfcare Acquisition Corp.

FACILITIES:          1.       $25 million Term Loan

                     2.       $5 million Revolving Credit Line

                     3,       $5 million Bridge Loan

PURPOSE:             1.       To finance the acquisition of American Home
                     Products' brands of vitamins and nutritional supplements

                     2.       To fund working capital

                     3. To provide bridge financing, pending the placement of a minimum of $5 million in Subordinated Debt. The terms of Subordinated Debt shall be acceptable to Fleet

MATURITY:            1.       5 years

                     2.       3 years

                     3.       120 days from the acceptance of the Commitment
                              Letter


TERM LOAN
AMORTIZATION:        Year 1      $ 4,000,000        Year 4          $ 4,500,000

                     Year 2      $ 3,000,000        Year 5          $ 5,000,000

                     Year 3      $ 3,500,000        BALLOON         $ 5,000,000

                     The first quarterly principal payment shall be due on June 30, 1997.

INTEREST RATES:      1.       LIBOR plus 200 basis points or Fleet's Prime Rate

                     2.       LIBOR plus 175 basis points or Fleet's Prime Rate

                     3.       LIBOR plus 350 basis points

                     The Borrower may select interest periods of 30, 60, and 90 days for LIBOR loans. LIBOR rates are adjusted for statutory reserves. The calculation of interest shall be on the basis of actual days elapsed in a year of 360 days and payable at the earlier of every 3 months or the end of each interest period.

INTEREST PAYMENTS    Facility 1, 2 & 3, interest payable monthly


[Fleet LOGO]
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Selfcare, Inc.,
February 7, 1997


TERM LOAN INTEREST
RATE PROTECTION      At the borrower's option: (I) an interest rate SWAP or
                     Fixed Rate Loan on a minimum of $6 million of the Term
                     Loan at closing, or, (ii) interest rate SWAP or Fixed
                     Rate Loan in an amount equal to 50% of the outstanding
                     Term Loan after closing or upon the occurrence of an increase in LIBOR in excess of 200 basis points.

REVOLVING CREDIT
ADVANCE RATE:        80% of Eligible Accounts Receivable defined as trade
                     account receivables less than 90 days past due, and 50% of Eligible Inventory defined as finished goods.

GUARANTOR:           Selfcare, Inc.

                     Selfcare Inc. shall be required to maintain a minimum of $5 million in liquidity if the Subordinated Debt has not been funded within 90 days after the Commitment Letter has been accepted. If the Bridge Loan has not been refinanced at maturity, Selfcare, Inc. has the option of paying off the loan or, extending the Bridge Loan with cash pledged as collateral in like amount.

PREPAYMENTS OR
REDUCTION:           Without penalty, except for breakage costs associated with fixed rate pricing or LIBOR contracts.

SECURITY:            First priority lien on all assets including trademarks,
                     patents and all manufacturing rights.

                     First priority lien on all US assets of Selfcare, Inc. For purposes of definition, cash and cash equivalents at Selfcare, Inc. will be deemed to be US assets.

                     Cross collateralization of all indebtedness with all security

FACILITY FEE:        As agreed upon and outlined in letter dated February 3,
                     1997.

UNUSED FEE:          1.       None

                     2.       1/4% on the unused balance

                     3.       None

EXCESS CASH FLOW
RECAPTURE:           In addition to the specified mandatory repayment of the
                     term loan, there will be mandatory reductions in the term loan based on excess cash flow, payable upon receipt of the fiscal year-end financial statements. These reductions will be equivalent to 50% of the amount remaining after subtracting the following from EBITDA: Term Loan principal payments, cash interest, cash taxes, CAPEX. and any changes in working capital. These reductions will be applied to the inverse order of the established amortization schedule

OPERATING ACCOUNTS:  All operating accounts to be maintained at Fleet

[Fleet LOGO]
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Selfcare, Inc.,
February 7, 1997


FINANCIAL
COVENANTS:           Subject to review by both the Borrower and Fleet of the
                     audited financial statements, to include, but not be limited to the following:

                          - Total Funded Indebtedness / EBITDA may not exceed 3.75x at closing and through Q7, 3.0x from Q8 through Q11, and 2.25x thereafter. This covenant will not be calculated in the first quarter after closing. Calculations are on a rolling 12 month basis, except in year one they are calculated quarterly and annualized.

                          - Total Senior Funded Indebtedness / EBITDA may not exceed 3.00x at closing and through Q7, 2.50x from Q8 through Q11, and 2.00x thereafter. This covenant will not be calculated in the first quarter after closing. Calculations are on a rolling 12 quarter basis, except in year one they are calculated quarterly and annualized

                          -   Minimum quarterly and rolling four quarter EBITDA levels as follows:
                                Q1       $1,667,000          Q4                      $8,525,000
                                Q2       $3,946,000          Q5-Q8                   $2,325,000
                                                                                     each quarter
                                Q3       $6,236,000          Q9 & Thereafter         $2,475,000
                                                                                     each quarter

                          - Maximum Capital Expenditures not to exceed $250,000 annually.

                          - Minimum Fixed Charge Test [(EBITDA - cash taxes- dividends - CAPEX) / (Interest and current maturities of debt )] of 1.25x each quarter beginning on 3/31/98.

                          - For any fiscal year end, Net Income must be positive excluding any one time non cash charges the Borrower may take.

                          -   A minimum Tangible Capital Base of
                              ($26,500,000) at closing and increasing
                              annually by an amount equal to Net Income less dividends if applicable.

OTHER COVENANTS:       Standard affirmative and negative covenants to include,
                       but not be limited to the following:

                          - All acquisitions mergers and joint ventures shall require Fleet's consent.

                          - Annual audited financial statements on a consolidated and consolidating basis, required no later than 90 days after year end for the Guarantor and the Borrower . Unaudited quarterly financial statements no later than 30 and 45 days respectively, following the end of the period, on the Borrower and Guarantor

                          - Annual audited financial statements to be accompanied by a management letter by the auditors.


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Selfcare, Inc.,
February 7, 1997


                          -   Monthly borrowing base certificate

                          -   Quarterly compliance certificate

                          - Limitations on other indebtedness, liens and investments

                          - Restrictions on material asset sales and other payments

                          - Restrictions on dividends and distributions. Dividends to Selfcare, Inc. will be allowed if all of the following conditions are met simultaneously: (i) Total Senior Funded Indebtedness is no more than $20 million, (ii) Fixed Charge Coverage is 1.5x or greater for two consecutive quarters, (iii) Total Funded Debt to EBITDA is no more than 2.0x, and (iv) there is no event of default after giving effect to such payment.

                          -   Restrictions on guarantees

EVENTS OF DEFAULT:     Usual, including but not limited to the following:

                          - Cross-default with other indebtedness, including the indebtedness of the guarantor.

                          - Cross-default with the indebtedness of the Guarantor. Such cross-default provisions to be determined based on the materiality of the default.

                          -   Change of management and change of control

                          -   Material Adverse Change at the Borrower or
                              Guarantor

CONDITIONS PRECEDENT:  Customary for transactions of this type, including, but not limited to:

                          - Receipt of, and Fleet's satisfaction with, a closing pro-forma balance sheet demonstrating a Capital Base at closing of at least $9.5 million. An additional $5 million in Equity or Subordinated Debt to be contributed to the Capital Base within 120 days of the acceptance of the Commitment Letter. Subordinated Debt shall be included for the purposes of calculating the Capital Base.

                          - A follow up field audit no more than 180 days after closing.

                          - Other due diligence deemed necessary by Fleet from time to time.

SYNDICATION:           Fleet has the option but not the obligation to syndicate
                       any of the credit facilities to other financial institutions. Such financial institutions must be acceptable to both Fleet and the Borrower.

GOVERNING LAW:         Commonwealth of Massachusetts

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